Exhibit 99.1

Sealed Air Reports Q1 2020 Results
Solving Critical Packaging Challenges in a Global Crisis

●	Net sales increased 6% to $1.2 billion
●	Net earnings of $115 million, up 78%, or $0.74 per share, up 80%
Adjusted EBITDA increased 17% to $253 million
Adjusted EPS increased 24% to $0.73 per share
●	2020 guidance suspended due to uncertain environment
CHARLOTTE, N.C., May 5, 2020 – Sealed Air Corporation (NYSE: SEE) today announced financial results for the first quarter 2020.
“Our purpose ‘to protect, to solve critical packaging challenges, and to leave our world better than we found it’ is more powerful now than ever as we navigate through the COVID-19 pandemic.
Our teams have taken preemptive measures to keep people out of harm’s way and enable business continuity. We have been rapidly responding to the surge in demand for essential goods such as packaged foods for retail, consumer staples and medical supplies, while managing the slowdown in food services and industrial manufacturing.
Our first quarter results reflect our teams’ agility to respond to the unprecedented circumstances and the continued execution of our strategy. These efforts led to a strong first quarter with net sales increasing 6% and Adjusted EBITDA increasing 17%, compared to the first quarter of 2019,” said Ted Doheny, Sealed Air’s President and CEO.
“Given the uncertainty in the markets we serve, we are suspending our full year 2020 guidance. Our focus is on zero harm, business continuity and leveraging our Reinvent SEE transformation to ensure we emerge from this crisis as a better and stronger company. We are prioritizing investments to maximize cash flow and maintain a healthy balance sheet. Our capabilities and business model coupled with our strong liquidity will enable us to effectively manage through the changing environment.
I am confident that our strategy to advance automation in support of a more touchless and digital world will create value. This will enhance our ability to deliver on our core competencies of maximizing food safety, minimizing food waste and protecting valuable goods,” continued Doheny.

Unless otherwise stated, all results compare first quarter 2020 to first quarter 2019 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis or constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

Sealed Air | 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

Business Highlights
Food Care first quarter net sales of $690 million increased 2% as reported. Currency negatively impacted Food Care sales by $25 million, or approximately 4%. On a constant dollar basis, net sales increased $35 million, or approximately 5%. Volume was up $31 million, primarily due to increased demand for protein packaging at the retail level due to COVID-19. Adjusted EBITDA grew 9% to $156 million, or 22.6% of net sales, up 160 basis points compared to the prior year. The increase in Adjusted EBITDA was primarily attributable to higher volume, favorable price/cost spread and Reinvent SEE initiatives, which included productivity improvements and restructuring savings, and was partially offset by inflationary cost increases and unfavorable foreign currency translation.
Product Care first quarter net sales of $484 million increased 12% as reported. Currency negatively impacted Product Care sales by $5 million, or 1%. On a constant dollar basis, net sales increased $56 million, or 13%. Automated Packaging Systems sales contributed $69 million. Organic volume declined $10 million due to deteriorating global industrial manufacturing, partially offset by an increase in e-commerce demand for consumer staples and medical supplies, both of which were driven by COVID-19. Adjusted EBITDA was $93 million, or 19.2% of sales, compared to $75 million, or 17.3% of sales, in the prior year. The increase in Adjusted EBITDA was primarily attributable to contributions from Automated Packaging Systems and Reinvent SEE initiatives, which included productivity improvements and restructuring savings.
COVID-19 Update: Business Continuity and Health and Safety
Sealed Air is an essential manufacturer of packaging solutions for food, consumer, industrial and medical applications. Employees within “Food and Agriculture” and “Transportation and Logistics,” including their respective supply chains, such as packaging material providers, have been deemed “Essential Critical Infrastructure Workers” by the U.S. Department of Homeland Security and similarly by other international governmental agencies. These designations cover the majority of Sealed Air employees. Sealed Air’s global operations continue to operate and serve customers’ critical needs.
The health and safety of Sealed Air’s global employees, suppliers and customers are the Company’s top priority. Safety measures that have been implemented at Sealed Air sites include: enhanced cleaning procedures, employee temperature checks, use of personal protective equipment for location dependent workers, social distancing measures within operating sites, remote work arrangements for non-location dependent employees, visitor access restrictions and significant limitations on travel.
Our non-location dependent employees will continue remote work arrangements until it has been deemed appropriate to return to office facilities based on direction from local and federal governments, as well as our Company and regional leadership teams. Enhanced employee safety and other precautionary measures which have been implemented across the Company will continue into the future as appropriate.
First Quarter 2020 U.S. GAAP Summary
Net sales of $1.2 billion increased 5.5% as reported. Currency had a negative impact on total net sales of $30 million or approximately 3%.
Net earnings were $115 million, or $0.74 per diluted share. Special Items had an immaterial impact on net earnings in the quarter. This compares to net earnings in the first quarter 2019 of $64 million, or $0.41 per diluted share, which was unfavorably impacted by $28 million of Special Items. The effective tax rate in the first quarter 2020 was 22.2%, compared to 32.1% in the first quarter 2019. The first quarter 2020 effective tax rate was favorably impacted by the resolution of specific uncertain tax positions associated with a U.S. IRS audit.
First Quarter 2020 Non-U.S. GAAP Summary
Net sales increased 8% on a constant dollar basis reflecting contributions from recent acquisitions of $75 million or approximately 7% and organic growth of 1.5%. Organic volume increased $22 million, or 2%, partially offset by unfavorable price of $5 million, or less than 1%. By region, organic volume increased 7% in South America, 3% in North America and 1% in EMEA. APAC volumes were down 2%.
Adjusted EBITDA was $253 million, or 21.6% of net sales in the first quarter 2020 compared to $216 million, or 19.4% in 2019. Currency fluctuations had an unfavorable $7 million, or 3%, impact on Adjusted EBITDA in the first quarter 2020. The improvement in Adjusted EBITDA was primarily due to Reinvent SEE initiatives,

Sealed Air	2

contributions from acquisitions, higher volume and favorable price/cost spread, partially offset by inflationary cost increases and unfavorable foreign currency translation.
Adjusted earnings per diluted share was $0.73 for the first quarter 2020 compared to $0.59 in the first quarter 2019, due to higher adjusted earnings and a lower Adjusted Tax Rate. The Adjusted Tax Rate was 27.9% in the first quarter 2020, compared to 29.5% in the first quarter 2019.
Cash Flow and Net Debt
Cash flow provided by operating activities for the three months ended March 31, 2020 was an inflow of $41 million, compared to an inflow of $65 million for the three months ended March 31, 2019. Capital expenditures were $49 million for each of the three months ended March 31, 2020 and 2019. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures was an outflow of $8 million in the three months ended March 31, 2020, compared to an inflow of $16 million in the three months ended March 31, 2019. Free cash flow is typically lower in the first quarter reflecting seasonality of sales and working capital and the timing of certain annual incentive compensation and customer volume rebate payments. Despite higher Adjusted EBITDA, free cash flow in the quarter declined $24 million versus the prior year primarily due to higher incentive compensation payments and a higher quarter end accounts receivable balance due to increased sales in March related to COVID-19 demand across many of our end markets.
During the three months ended March 31, 2020, the Company paid cash dividends of $26 million.
Net Debt, defined as total debt less cash and cash equivalents, was $3.6 billion as of March 31, 2020 and December 31, 2019. As of March 31, 2020 Sealed Air had approximately $1.2 billion of liquidity available, comprised of $275 million of cash, an undrawn committed credit facility of $918 million and amounts available under our accounts receivable securitization program of $50 million. The Company does not have any debt maturities until August 2022.
Conference Call Information
Sealed Air Corporation will host a conference call and webcast on Tuesday, May 5, 2020 at 10:00 a.m. (ET) to discuss our First Quarter 2020 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.
Business
Sealed Air is in business to protect, to solve critical packaging challenges and to leave our world better than we found it. Our portfolio of leading packaging solutions includes CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging and BUBBLE WRAP® brand packaging, which collectively enable a safer, more efficient food supply chain and protect valuable goods shipped around the world. Sealed Air generated $4.8 billion in sales in 2019 and has approximately 16,500 employees who serve customers in 124 countries.

Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an "organic" and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with

Sealed Air	3

our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the COVID-19, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2019 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

Sealed Air	4

Company Contacts

Investor Relations
Lori Chaitman
lori.chaitman@sealedair.com
516.458.4455

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

Sealed Air	5

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Operations(1)
(Unaudited)

	Three Months Ended March 31,
(In USD millions, except per share data)	2020	2019
Net sales	$1,173.9	$1,112.7
Cost of sales	783.4	747.5
Gross profit	390.5	365.2
Selling, general and administrative expenses	194.1	212.1
Amortization expense of intangible assets acquired	9.0	4.6
Restructuring charges	0.6	7.4
Operating profit	186.8	141.1
Interest expense, net	(44.4)	(44.9)
Foreign currency exchange loss due to highly inflationary economies	(0.9)	(0.8)
Other income (expense), net	5.7	(0.7)
Earnings before income tax provision	147.2	94.7
Income tax provision	32.7	30.4
Net earnings from continuing operations	114.5	64.3
Gain (Loss) on sale of discontinued operations, net of tax	12.1	(6.8)
Net earnings	$126.6	$57.5
Basic:
Continuing operations	$0.74	$0.41
Discontinued operations	0.08	(0.04)
Net earnings per common share - basic	$0.82	$0.37
Diluted:
Continuing operations	$0.74	$0.41
Discontinued operations	0.08	(0.04)
Net earnings per common share - diluted	$0.82	$0.37
Weighted average number of common shares outstanding:
Basic	154.5	154.8
Diluted	154.8	155.4

(1)  The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air	6

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Balance Sheets(1)
(Unaudited)

(In USD millions)	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$274.6	$262.4
Trade receivables, net	491.5	556.5
Income tax receivables	15.9	32.8
Other receivables	74.3	80.3
Inventories, net	568.2	570.3
Current assets held for sale	1.8	2.8
Prepaid expenses and other current assets	133.9	58.9
Total current assets	1,560.2	1,564.0
Property and equipment, net	1,102.2	1,141.9
Goodwill	2,195.8	2,216.9
Identifiable intangible assets, net	175.9	182.1
Deferred taxes	228.8	238.6
Operating lease right-of-use-assets	81.8	90.1
Other non-current assets	326.3	331.6
Total assets	$5,671.0	$5,765.2
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$166.4	$98.9
Current portion of long-term debt	20.8	16.7
Current portion of operating lease liabilities	24.1	26.2
Accounts payable	715.3	738.5
Accrued restructuring costs	18.3	29.5
Income tax payable	18.7	12.3
Other current liabilities	404.2	514.1
Total current liabilities	1,367.8	1,436.2
Long-term debt, less current portion	3,687.2	3,698.6
Long-term operating lease liabilities, less current portion	59.9	65.7
Deferred taxes	31.4	30.7
Other non-current liabilities	706.6	730.2
Total liabilities	5,852.9	5,961.4

Stockholders’ deficit:
Preferred stock	—	—
Common stock	23.2	23.2
Additional paid-in capital	2,059.6	2,073.5
Retained earnings	2,099.9	1,998.5
Common stock in treasury	(3,346.3)	(3,382.4)
Accumulated other comprehensive loss, net of taxes	(1,018.3)	(909.0)
Total stockholders’ deficit	(181.9)	(196.2)
Total liabilities and stockholders’ deficit	$5,671.0	$5,765.2

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air	7

Calculation of Net Debt(1)
(Unaudited)

(In USD millions)	March 31, 2020	December 31, 2019
Short-term borrowings	$166.4	$98.9
Current portion of long-term debt	20.8	16.7
Long-term debt, less current portion	3,687.2	3,698.6
Total debt	3,874.4	3,814.2
Less: cash and cash equivalents	(274.6)	(262.4)
Net Debt	$3,599.8	$3,551.8

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air	8

Sealed Air Corporation
Supplemental Information
Condensed Consolidated Statements of Cash Flows(1)
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	2020	2019
Net earnings	$126.6	$57.5
Adjustments to reconcile net earnings to net cash provided by operating activities(2)	55.0	78.0
Changes in operating assets and liabilities:
Trade receivables, net	(33.6)	18.2
Inventories, net	(27.6)	(54.0)
Accounts payable	0.3	5.1
Income tax receivable/payable	23.1	12.9
Other assets and liabilities	(102.8)	(52.6)
Net cash provided by operating activities	$41.0	$65.1
Cash flows from investing activities:
Capital expenditures	(48.7)	(49.4)
Receipts (payments) associated with sale of business and property and equipment	9.3	(3.1)
Business acquired, net of cash acquired	—	(1.2)
Investment in marketable securities	12.2	—
Settlement of foreign currency forward contracts	2.5	(3.5)
Net cash used in investing activities	$(24.7)	$(57.2)
Cash flows from financing activities:
Net proceeds from short term borrowings	69.4	21.3
Dividends paid on common stock	(25.7)	(25.0)
Impact of tax withholding on share-based compensation	(11.2)	(10.3)
Repurchases of common stock	—	(17.7)
Principal payments related to financing leases	(3.0)	(2.3)
Net cash provided by (used in) financing activities	$29.5	$(34.0)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$(33.6)	$(9.6)
Cash and cash equivalents	262.4	271.7
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$262.4	$271.7
Net change during the period	$12.2	$(35.7)
Cash and cash equivalents	274.6	236.0
Restricted cash and cash equivalents	—	—
Balance, end of period	$274.6	$236.0

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$41.0	$65.1
Capital expenditures for property and equipment	(48.7)	(49.4)
Free Cash Flow	$(7.7)	$15.7

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$50.0	$43.0
Income tax payments, net of cash refunds	$15.9	$12.7
Restructuring payments including associated costs	$25.7	$24.7
Non-cash items:
Transfers of shares of common stock from treasury for profit-sharing contributions	$24.4	$21.9

Sealed Air	9

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2) 2020 adjustments primarily consist of depreciation and amortization of $43 million, share based compensation expense of $9 million and profit sharing expense of $6 million. 2019 adjustments primarily consist of depreciation and amortization of $33 million, share based compensation expense of $8 million, loss on sale of business of $7 million, and profit sharing expense of $6 million.

Sealed Air	10

Sealed Air Corporation
Supplemental Information(1)
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended March 31,
	2020		2019
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations(2)	$114.5	$0.74	$64.3	$0.41
Special Items(3)	(1.1)	(0.01)	27.9	0.18
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS from continuing operations	$113.4	$0.73	$92.2	$0.59
Weighted average number of common shares outstanding - Diluted		154.8		155.4

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2)   Net earnings per common share is calculated under the two-class method.
(3)   Special Items include the following:

	Three Months Ended March 31,
(In USD millions, except per share data)	2020	2019
Special Items:
Restructuring charges	$0.6	$7.4
Other restructuring associated costs(i)	4.0	16.7
Foreign currency exchange loss due to highly inflationary economies	0.9	0.8
Charges related to acquisition and divestiture activity	2.9	3.7
Other Special Items	1.7	7.4
Pre-tax impact of Special Items	10.1	36.0
Tax impact of Special Items and Tax Special Items	(11.2)	(8.1)
Net impact of Special Items	$(1.1)	$27.9
Weighted average number of common shares outstanding - Diluted	154.8	155.4
Loss per share impact from Special Items	$0.01	$(0.18)

(i) Restructuring associated costs for the three months ended March 31, 2020 primarily relate to fees paid to third-party consultants in support of Reinvent SEE. Restructuring associated costs for the three months ended March 31, 2019 primarily relate to fees paid to third-party consultants in support of Reinvent SEE and costs associated with property consolidations and machinery and equipment relocations resulting from Reinvent SEE.

Sealed Air	11

        The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended March 31,
(In millions)	2020	2019
U.S. GAAP Earnings before income tax provision from continuing operations	$147.2	$94.7
Pre-tax impact of special items	10.1	36.0
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$157.3	$130.7

U.S. GAAP Income tax provision from continuing operations	$32.7	$30.4
Tax Special Items	8.6	(0.8)
Tax impact of Special Items	2.6	8.9
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$43.9	$38.5

U.S. GAAP Effective income tax rate	22.2%	32.1%
Non-U.S. GAAP Adjusted income tax rate	27.9%	29.5%

Sealed Air	12

Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	Food Care		Product Care		Total Company
2019 Net Sales	$680.0	61.1%	$432.7	38.9%	$1,112.7
Price	(1.7)	(0.2)%	(3.6)	(0.8)%	(5.3)	(0.5)%
Volume(2)	31.4	4.6%	(9.7)	(2.3)%	21.7	2.0%
Total organic change (non-U.S. GAAP)(3)	29.7	4.4%	(13.3)	(3.1)%	16.4	1.5%
Acquisitions	5.6	0.8%	69.3	16.0%	74.9	6.7%
Total constant dollar change (non-U.S. GAAP)(3)	35.3	5.2%	56.0	12.9%	91.3	8.2%
Foreign currency translation	(25.0)	(3.7)%	(5.1)	(1.1)%	(30.1)	(2.7)%
Total change (U.S. GAAP)	10.3	1.5%	50.9	11.8%	61.2	5.5%

2020 Net Sales	$690.3	58.8%	$483.6	41.2%	$1,173.9

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly report on Form 10-Q with the Securities and Exchange Commission.
(2) Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(3)  Total organic change is a non-U.S. GAAP financial measure which excludes acquisition and divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we consider the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air	13

Sealed Air Corporation
Supplemental Information(1)
Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	North America		EMEA		South America		APAC		Total
2019 Net Sales	$652.2	58.6%	$235.8	21.2%	$54.8	4.9%	$169.9	15.3%	$1,112.7
Price	(13.2)	(2.0)%	(0.6)	(0.3)%	9.0	16.4%	(0.5)	(0.3)%	(5.3)	(0.5)%
Volume(2)	19.4	3.0%	2.5	1.1%	3.9	7.1%	(4.1)	(2.4)%	21.7	2.0%
Total organic change (non-U.S. GAAP)(3)	6.2	1.0%	1.9	0.8%	12.9	23.5%	(4.6)	(2.7)%	16.4	1.5%
Acquisitions	56.3	8.6%	15.0	6.4%	0.1	0.2%	3.5	2.1%	74.9	6.7%
Total constant dollar change (non-U.S. GAAP)(3)	62.5	9.6%	16.9	7.2%	13.0	23.7%	(1.1)	(0.6)%	91.3	8.2%
Foreign currency translation	(1.7)	(0.3)%	(6.6)	(2.8)%	(14.5)	(26.4)%	(7.3)	(4.3)%	(30.1)	(2.7)%
Total change (U.S. GAAP)	60.8	9.3%	10.3	4.4%	(1.5)	(2.7)%	(8.4)	(4.9)%	61.2	5.5%

2020 Net Sales	$713.0	60.7%	$246.1	21.0%	$53.3	4.5%	$161.5	13.8%	$1,173.9

(1)   The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2)  Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(3)  Total organic change is a non-U.S. GAAP financial measure which excludes acquisition and divestiture activity and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

Sealed Air	14

Sealed Air Corporation
Supplemental Information(1)
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	2020	2019
Net Sales:
Food Care	$690.3	$680.0
As a % of Total Company net sales	58.8%	61.1%
Product Care	483.6	432.7
As a % of Total Company net sales	41.2%	38.9%
Total Company Net Sales	$1,173.9	$1,112.7

	Three Months Ended March 31,
(In USD millions)	2020	2019
Adjusted EBITDA from continuing operations:
Food Care	$156.3	$142.9
Adjusted EBITDA Margin	22.6%	21.0%
Product Care	92.8	75.0
Adjusted EBITDA Margin	19.2%	17.3%
Corporate	4.1	(2.1)
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$253.2	$215.8
Adjusted EBITDA Margin	21.6%	19.4%

	Three Months Ended March 31,
(In USD millions)	2020	2019
U.S. GAAP Net earnings from continuing operations	$114.5	$64.3
Interest expense, net	44.4	44.9
Income tax provision	32.7	30.4
Depreciation and amortization, net of adjustments(2)	51.5	40.2
Special Items:
Restructuring charges(3)	0.6	7.4
Other restructuring associated costs	4.0	16.7
Foreign currency exchange loss due to highly inflationary economies	0.9	0.8
Charges related to acquisition and divestiture activity	2.9	3.7
Other Special Items	1.7	7.4
Pre-tax impact of Special items	10.1	36.0
Non-U.S. GAAP Total Company Adjusted EBITDA from continuing operations	$253.2	$215.8

(1)The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
(2)Depreciation and amortization by segment are as follows:

Sealed Air	15

	Three Months Ended March 31,
(In USD millions)	2020	2019
Food Care	$29.0	$26.2
Product Care	22.5	14.9
Total Company depreciation and amortization(i)	$51.5	$41.1
Depreciation and amortization adjustments	—	(0.9)
Depreciation and amortization, net of adjustments	$51.5	$40.2

(i) Includes share-based incentive compensation of $8.5 million and $8.4 million for the three months ended March 31, 2020 and 2019, respectively.

(3)  Restructuring charges by segment is as follows:

	Three Months Ended March 31,
(In USD millions)	2020	2019
Food Care	$0.3	$3.8
Product Care	0.3	3.6
Total Company restructuring charges	$0.6	$7.4

Sealed Air	16